EXHIBIT 99.7


This is neither an offer to exchange or to sell nor a solicitation of an offer to exchange or buy any of these securities. The Offer is made only by the Prospectus and the related Letter of Transmittal and the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of these securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Trust by Merrill Lynch & Co., Lehman Brothers, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Smith Barney Inc. or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                          Notice of Offer to Holders of

                           RJR NABISCO HOLDINGS CORP.

        Series B Depositary Shares, each representing 1/1000 of a share of
                       Series B Cumulative Preferred Stock


   RJR Nabisco Holdings Capital Trust I, a Delaware statutory business trust (the "Trust") is offering, upon the terms and subject to the conditions set forth in its Prospectus dated ________, 1995 (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Offer"), to exchange its ____% Trust Originated Preferred Securities(sm) ("TOPrS(sm)") (the "Preferred Securities") for up to 49,000,000 of the outstanding Series B Depositary Shares ("Depositary Shares") each representing 1/1000 of a share of Series B Cumulative Preferred Stock (the "Series B Preferred") of RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings"). Exchanges will be made on the basis of one Preferred Security for each Depositary Share validly tendered and accepted for exchange in the Offer. Depositary Shares not accepted for exchange because of proration will be returned. In connection with the Offer, Holdings will deposit in the Trust as trust assets its ____% Junior Subordinated Debentures due 2044 as set forth in the Prospectus.


                         THE OFFER, THE PRORATION PERIOD
                        AND WITHDRAWAL RIGHTS WILL EXPIRE
            AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON ________, 1995,
                          UNLESS THE OFFER IS EXTENDED.

   NEITHER THE BOARD OF DIRECTORS OF HOLDINGS NOR HOLDINGS NOR THE TRUSTEES NOR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF DEPOSITARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER. EACH HOLDER OF DEPOSITARY SHARES MUST MAKE ITS OWN DECISION ON WHAT ACTION TO TAKE IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

   Upon the terms and conditions of the Offer, including the provisions relating to proration described in the Prospectus, the Trust will accept for exchange up to 49,000,000 Depositary Shares, validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on ________, 1995, or if the Offer is extended by the Trust, in its sole discretion, the latest date and time to which the Offer has been extended (the "Expiration Date"). Tenders of Depositary Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days after ________, 1995. Depositary Shares not accepted because of proration will be returned to the tendering holders at Holdings' expense as promptly as practicable following the Expiration Date.

   Consummation of the Offer is conditioned on, among other things, (i) receipt of at least 15,000,000 validly tendered Depositary Shares (which condition may be waived by the Trust) and (ii) tenders by a sufficient number of holders of Depositary Shares such that there be at least 400 record or beneficial owners of Preferred Securities to be issued in exchange for such Depositary Shares (which condition may not be waived).

   The Trust expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Offer, and not accept for exchange any Depositary Shares and promptly return all Depositary Shares upon the failure

_______________
(sm) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

of any of the conditions specified above or in "The Offer--Conditions to the Offer" in the Prospectus, (ii) waive any condition to the Offer and accept all Depositary Shares previously tendered pursuant to the Offer, (iii) extend the Expiration Date of the Offer and retain all Depositary Shares tendered pursuant to such Offer until the expiration date, subject, however, to all withdrawal rights of holders, see "The Offer--Withdrawal of Tenders", (iv) amend the terms of the Offer or (v) modify the form of the consideration to be paid pursuant to the Offer. Any amendment applicable to the Offer will apply to all Depositary Shares tendered pursuant to the Offer. The minimum period during which Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the percentage of securities sought or the price, depends upon the facts and circumstances, including the relative materiality of such terms or information. See "The Offer--Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

   The purpose of the Offer is to refinance the Depositary Shares with the Preferred Securities and to achieve certain tax efficiencies.

   The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of Depositary Shares. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus.

   Holdings will pay to Soliciting Dealers (as defined in the Prospectus) designated by the record or beneficial owner, as appropriate, of Depositary Shares a solicitation fee of $0.50 per Depositary Share validly tendered and accepted for exchange pursuant to the Offer, subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer.

   The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

   The Prospectus and the related Letter of Transmittal are first being sent to holders of Depositary Shares on ________, 1995 and are being furnished to brokers, dealers, banks and similar persons whose names, or names of whose nominees, appear on the lists of holders of the Depositary Shares or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Depositary Shares.

   Any questions or requests for assistance may be directed to the Information Agent and the Dealer Managers at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus or of the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885, and copies will be forwarded promptly at Holdings' expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010

                 Banks and Brokers Call Collect:  (212) 929-5500

                                       or

                   All Others Call Toll Free:  (800) 322-2885


                      The Exchange Agent for the Offer is:

                     First Chicago Trust Company of New York





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






                          By Hand or Overnight Courier:

                        Attention:  Tenders and Exchanges
                                 Suite 4780-RNH
                                 14 Wall Street
                                    8th Floor
                            New York, New York  10005

                                    By Mail:
                   (registered or certified mail recommended)

                        Attention:  Tenders and Exchanges
                                 Suite 4660-RNH
                                  P.O. Box 2559
                       Jersey City, New Jersey  07303-2559

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)

                             (201) 222-4720 or 4721

                Confirm Receipt of Notice of Guaranteed Delivery
                                  by Telephone:

                                 (201) 222-4707


                     The Dealer Managers for the Offer are:

                               Merrill Lynch & Co.
                             World Financial Center
                           North Tower - Seventh Floor
                            New York, New York  10281
                            (212) 236-4565 (collect)

             Lehman Brothers        Morgan Stanley & Co. Incorporated
       3 World Financial Center       1221 Avenue of the Americas
       New York, New York  10285        New York, New York  10020
      (800) 438-3242 (Toll-Free)    (800) 422-6464 ext. 6620 (Toll-Free)


       PaineWebber Incorporated            Smith Barney Inc.
      1285 Avenue of the Americas         388 Greenwich Street
       New York, New York  10019        New York, New York  10013
      (800) 324-0210 (Toll-Free)        (212) 723-7599 (collect)



________, 1995




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